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Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement nos. 33-34490, 333-34037, 33-21360, 33-00201, 2-64261, 33-05904, 33-
40249, 33-43823, 33-02827 and 333-02825 of Whirlpool Corporation and
Registration Statement nos. 33-26680 and 33-53196 of Whirlpool Corporation and Whirlpool Savings Plan of our reports dated January 23, 1998 with respect to the consolidated financial statements of Brasmotor S.A. and its subsidiaries, Multibras S.A. Eletrodomesticos and its subsidiaries and Empresa Brasileira de Compressores S.A. - EMBRACO and its subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


/s/ Price Waterhouse
Price Waterhouse
Auditores Independentes



Sao Paulo, Brazil
March 18, 1998